Exhibit 10.18

29 April 2011

Assignor:	Assignee:

EBV Elektronik GmbH & Co. KG	Avnet Europe Comm VA
Im Technologiepark 2-8, D-85586 Poing Germany	Kouterveldstraat 20 BE-1831 Diegem Belgium

Dear Sirs:

I understand that each of you has requested Echelon’s permission to assign a certain agreement between Echelon Corporation (“Echelon”) and EBV Elektonik GmbH (formerly EBV Elektonik GmbH), Im Technologiepark 2-8, D-85586 Poing, Germany (“Assignor”) to a successor organization, Avnet Europe Comm VA, acting on behalf of its business division Memec, (“Assignee”). Echelon consents to such assignment subject to Echelon’s receipt of the attached Assignment Agreement in Assignee’s name.

Both Assignee and Assignor should sign the Assignment Agreement. Upon signature, please send a copy via fax at 408-790-3590 or via PDF to contracts@echelon.com.

Please call me at (408) 790-5243 if you have any questions.

Sincerely,

ECHELON CORPORATION

Oliver R. Stanfield

Executive Vice President & CFO

Effective Date: 29 April 2011

Assignment Agreement

This Assignment Agreement (the “Agreement”) is entered into as of the Effective Date by and between EBV Elektronik GmbH & Co. KG, formerly EBV Elektronik GmbH, (“Assignor”) and Avnet Europe Comm VA (“Assignee”).

WHEREAS, Assignor and Assignee desire to assign a certain agreement set forth below; and WHEREAS, Echelon Corporation (“Echelon”) has provided Assignor and Assignee with Echelon’s written permission to effect such assignment subject to Echelon’s receipt of a signed original of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. Agreement to be Assigned. Reference is hereby made to the following agreement between Echelon and Assignor that is to be assigned to Assignee hereunder (the “Assigned Agreement”):

International Distributor Agreement between Echelon Corporation and EBV Elektronik GmbH entered into as of December 1, 1997 as amended from time to time over the term of the Agreement.

2. Assignment of Assigned Agreement. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee all of Assignor’s rights under the Assigned Agreement. Assignee hereby assumes all of Assignor’s obligations under the Assigned Agreement and agrees to be bound by all of the terms and conditions of the Assigned Agreement.

3. General. Echelon shall be deemed a direct, intended third party beneficiary of this Agreement. Assignee shall have no rights other than as set forth in the Assigned Agreement or to assign any of its rights or obligations under the Assigned Agreement. This Agreement will be governed by and construed in accordance with the laws of the State of California, U.S.A., except that body of California law concerning conflicts of law. Neither party shall have the right to assign this Agreement and any purported assignment shall be void ab initio.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first above written.

Assignor: EBV Elektronik GmbH & Co. KG	Assignee: Avnet Europe Comm VA

Signature:	Signature:

(Print Name) Patrick Zammit	(Print Name) Peter Bielefeld
Title:Director	Title: CFO, Chief Finance Officer EM EMEA

SIXTEENTH AMENDMENT TO

INTERNATIONAL DISTRIBUTOR AGREEMENT

This Sixteenth Amendment (the “Amendment”), dated this 29th day of April 2011 (the “Effective Date of the Amendment”), modifies that certain International Distributor Agreement entered into as of December 1, 1997 (as amended from time to time, the “Agreement”), between Echelon Corporation (“Echelon”), a Delaware corporation with principal offices at 550 Meridian Avenue, San Jose, CA 95126-3422, and Avnet Europe Comm. VA., a limited partnership incorporated under the laws of Belgium with principal offices at Kouterveldstraat 20, BE-1831 Diegem, Belgium, acting for and on behalf of its business division Avnet Memec (“Distributor”), , The Agreement was assigned to Distributor, with the consent of Echelon, by EBV Elektronik GmbH & Co. KG, (formerly EBV Elektronik GmbH) with principal offices at Im Technologiepark 2-8, D-85586 Poing, Germany, such assignment was effective 29 April 2011.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. This Sixteenth Amendment hereby amends the Agreement by deleting Amendments One through Fifteen in their entirety.

2. Definitions. Any capitalized terms not defined herein shall have the meaning set forth in the Agreement.

The following is hereby added as a new definition in Section 1 of the Agreement entitled “Definitions”:

(n)

“LonWorks® 2.0 Products” shall mean those Products identified in Exhibit A-1, attached hereto, as such list of products is amended by Echelon from time to time in its sole discretion. Exhibit 1-A, entitled “LonWorks® 2.0 Product Pricing”, sets forth the model numbers, descriptions, terms and conditions and pricing that are applicable to LonWorks 2.0 Products, as defined herein.

3. Territory. Exhibit B to the Agreement is deleted in its entirety and replaced with a new Exhibit B attached hereto.

4. Bonus. Section 8(i) is deleted and replaced with the following: “Effective upon the Effective Date of this Amendment Sixteen, Distributor shall be entitled to a bonus of two and one-half percent (2.5%) of Distributor’s Sell Through of Products. Such bonus shall be calculated monthly in arrears. Any such bonus shall be credited to Distributor’s accounts receivable balance with Echelon in United States Dollars within one (1) month after the end of the applicable bonus period. With respect to any renewal terms hereunder, there shall be no such bonus unless the parties agree to the terms thereof in writing as part of the renewal of this Agreement pursuant to Section 15(a), amended herein. As used in this Section 8(i), “Sell Through,” means the Dollar value of net shipments to customers by Distributor during the applicable period. Such Dollar value shall be determined by multiplying (i) net unit shipments to customers by Distributor (as reported in monthly point of sales reports required in Section 13 (d) of the Agreement as reduced by any product returned by Distributor’s customers) times (ii) the net distributor price at which Distributor purchases products from Echelon. The net distributor price shall be the Distributor Price less any special sales credits earned by Distributor during the applicable period. If the Distributor Price for a Product is decreased during a calendar year, then the lower Distributor Price shall be used to perform this calculation after the effective date of such price decrease. If the Distributor Price for a Product is increased during a calendar year, then the greater Distributor Price shall be used to perform this calculation after Distributor has shipped all Products purchased at the lower price.

5. Resources. In order to enable Distributor to actively develop the market for Products, Distributor agrees to have (6) dedicated LonWorks Specialists located in the major markets. In countries where there is not a dedicated LonWorks Specialist, the Distributor will have at least one FAE fully trained to handle Echelon business.

6. Other Commitments. Distributor agrees to implement activities, policies and procedures that will increase “mindshare” (i.e., commitment to sale and purchase of Products) for Distributor’s sales force and Named Accounts. Echelon will be a regular part of all MIP communication with the sales force.

7. Forecasts and Orders for Products. Section 5(b)(iii), the last sentence of Section 5(b)(iv) and the last sentence of Section 5(c)(ii) are deleted in their entirety.

8. Point of Sale (“POS”) Report. The first sentence of Section 13(d) is deleted and replaced with the following: “Distributor shall submit to Echelon POS reports on Product Sales made by Distributor and any of Distributor’s affiliates, each week, no later than 5:00 pm, Central European time, on Monday in respect of the previous week. “ The following sentence shall be added to the end of this Section 13: “In addition to the foregoing, Distributor shall include in its POS reports and the POS reports of Distributor’s affiliates, a section giving the estimated or real forecast volumes for customers with significant POS credits.”

9. Survival. In Section 15(j), the reference to Section 7 is deleted.

10. Sales Representative. Distributor hereby represents that it does not wish to serve as a sales representative for Echelon, and, accordingly, the parties hereby agree that notwithstanding anything to the contrary in the Agreement, Distributor will not serve as a sales representative for any Products and will not be entitled to receive a commission on any sales of Products by Echelon. All references to Distributor’s status as a sales representative and to a sales representative commission are deleted, including, but not limited to, the third and fourth sentences of Section 2(a) and Section 8(g).

11. Exhibit G. The text of Exhibit G is deleted and replaced with the following: “See the agreement accompanying the applicable Product.”

12. Shipping. Section 6(b) is amended and restated in its entirety to read as follows: “All Products delivered pursuant to this Agreement shall be marked for shipment to Distributor’s facility at the address set forth above or specified in Distributor’s written purchase order (“Destination”), and delivered to a carrier or forwarding agent chosen by Echelon in its sole discretion. Shipments shall be Carriage Paid To (“C.P.T.) Destination . Risk of loss and, except as provided in Section 7 below, title shall pass to Distributor at the time the Products are delivered to the carrier or forwarding agent. All freight, duty and other shipping expenses shall be borne by Echelon. Distributor shall bear any special packing expenses. Each Distributor shipment shall have an individual packing list.”

13. Warranty and Disclaimer. The first sentence of Section 10(a) is amended and restated in its entirety to read as follows: “Echelon hereby warrants to Distributor that Products purchased hereunder shall be free from defects in materials and workmanship for a period of eighteen (18) months from the date of shipment by Echelon to Distributor. Notwithstanding the foregoing, the sole warranty for Software is as set forth in the applicable Software License Agreement.”

14. Warranty and Disclaimer. The following is added as a new clause (g) under Section 10 “Warranty and Disclaimer”: (g) Compliance with Certain Laws. Echelon will identify, in its sole discretion, the applicable laws, regulations, codes, rules or ordinances governing the manufacture and sales of the Products in the Territory and warrants and agrees that it will comply with such applicable laws, regulations, codes, rules, or ordinances, such as the applicable laws in the EU and the national laws in the member states based on (i) Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment (RoHS); (ii) Directive 2002/96/EC on waste electrical and electronic equipment (WEEE); (iii) Directives 94/62/EC and 2004/12/EC; and (iv) any other EU directives Echelon has identified as applicable to its Products. Echelon shall bear all costs for the compliance of the foregoing directives and related national laws in the member states and provide to Distributor, upon Distributor’s request, the information necessary to demonstrate compliance with such directives and national laws. If Distributor identifies laws, regulations, codes, rules or ordinances that Distributor deems Echelon has not complied with, the parties agree to discuss in good faith what, if any, actions may be taken by Echelon, which may include, but not be limited to Echelon deciding to remove the identified Product(s) from Distributor’s Product list. The foregoing notwithstanding, if a law, regulation, code, rule or ordinance applies because of the manner of use by a purchaser of a Product, the purchaser and not Echelon shall be required to comply with such law, regulation, code, rule or ordinance because Echelon does not exercise control over the use of its Products. At the time the Products are manufactured, if there are particular markings, such as UL tested or such other similar markings that Echelon has deemed are required, by statute or other regulatory requirements (because of the functionality of such Products) to place on the Products indicating the Products have met such statutory or regulatory requirements, then Echelon agrees to comply with the requirements of such statute or regulatory requirements applicable to the particular Product. If Distributor identifies statutory or regulatory requirements that it feels Echelon has not complied with, Distributor will identify those to Echelon and the parties will jointly decide, what action, if any needs to be taken to address Distributor’s concern, which may include removal of the Product from Distributor’s Product list. The foregoing notwithstanding, the determination of whether any markings are required and what those markings may be shall be determined solely by Echelon.

15. Limitation of Liability: The first, fourth and fifth sentences of Section 16 are deleted in their entirety. The third sentence of Section 16 is amended and restated in its entirety to read as follows: “Excepting Sections 19 (a) and 19(d) (i)(a) and (d) of the Agreement, in no event shall either of the parties be liable to the other for or any other entity for any special, consequential, incidental or indirect damages or lost profits, however caused, whether for breach of contract, negligence or otherwise and whether or not a party has been advised of the possibility of such damage. The foregoing notwithstanding, this revised Limitation on Liability Clause shall in no way change or in any way alter Echelon’s or either party’s (as applicable) limitation on its liability on its obligations as set forth under Clauses 10(f), 15(h) and 21(n).”

16. Copyright and Trademark Indemnity. The heading of Section 19 is changed to Copyright and Trademark and General Indemnity and the following is added as a new Section (d) under this Section 19: (d) General Indemification.

(i) Echelon will indemnify, defend and hold Distributor harmless of and from any and all liabilities, losses and damages (including costs, expenses and attorneys’ fees, and costs of establishing rights to indemnification) resulting from any claim of any Distributor’s customers that purchased one or more Product(s) or any third party (including employees of Distributor or Echelon), for any claim to the extent caused by Echelon including, but not limited to:

a.	death or personal injury;

b.	breach by Echelon of any warranty, representation or covenant under this Agreement;

c.	non-compliance with requirements hereunder or applicable laws, regulations, directives, or ordinances; or

d.	damage to property arising out of, or in any way connected with, the Products, provided however, the indemnification obligations by Echelon shall not apply to any claims for damage to property, arising out of, or in any way connected with the manner of use of the Products.

(ii) The indemnification obligations in Section 19(d)(i) above shall not apply to the extent such liabilities, losses and damages are caused by:

a. the negligence or willful misconduct of Distributor, or its employees, directors, representatives, or agents; or

b. Distributor’s breach of this Agreement; or

c. Distributor’s failure to observe any applicable statutory requirements;

In such event, Distributor will indemnify Echelon defend and hold Echelon harmless of and from any and all such liabilities, losses and damages (including costs, expenses and attorneys’ fees, and costs of establishing rights to indemnification) resulting from any claim of any of Distributor’s customers or any third party (including employees of Distributor or Echelon) for any claim based on the foregoing Section 19(d)(ii).

17. Stock Rotation. A new Exhibit A-2 entitled “Stock Rotation” attached hereto, is added to the Agreement as a new Exhibit.

18. Related Company. EBV Elektronik GmbH & Co. KG has assigned all of its obligations and responsibilities under this Agreement to Distributor under a separate assignment agreement with an effective date of XX May 2011. EBV Elektronik GmbH & Co. KG is being added to this Agreement as a related company for the purpose of transitioning and transferring all its obligations and responsibilities under this Agreement to the Distributor during a transition period targeted to end on or before 30 September 2011.

19. Term. Section 15 (a) is deleted and restated as follows: “This Agreement shall continue in force until 30 June 2014. This Agreement may be renewed for additional three (3) year terms upon the mutual written of the parties prior to the expiration of each fixed term, each party acting in its sole discretion.

20. Price Increase and Debit; Price Decrease and Credit. Sections 8 (c) and (d) of the Agreement are deleted in their entirety and replaced with the following:

(a) Echelon may increase or decrease the price of any Product by thirty days prior written notice to Distributor. Upon the effective date of a price reduction or a price increase of a Product, Distributor will be entitled to a credit/debit equal to the difference between the price previously paid by Distributor for such Product, less any prior credits granted by Echelon, and the new decreased or increased price for the Product multiplied by the quantity of such Product in Distributor’s inventory on the effective date. Similar price adjustments will be made for all Products in transit to Distributor on the effective date of such price increase or decrease.

(b) Distributor shall submit to Echelon, not later than five (5) business days after the effective date of such price decrease or increase, a Product inventory report as of the effective date of such price reduction or increase, together with a debit/credit and/or credit/debit memo reflecting the debit/credit and/or credit/debit described herein. Echelon shall have the right to audit such Product inventory report to confirm the quantities set forth therein.

(c) All Products shipped on or after the effective date of the new price will be shipped at the new price effective on the shipment date or as set forth in this section.

(d) Additionally, in the case of a price increase for a Product, Echelon will honor Distributor’s cost for such Product for Distributor’s existing customer backlog, such backlog to be limited to not more than three (3) months, through the standard ship and debit process and issue POS credits based on the former lower Distributor cost. Distributor shall submit to Echelon a report setting forth their contracted backlog for the Product for which a price increase was announced within five (5) business days after the effective date of such price increase.

21. Agreement. Except as specifically amended by this Amendment Sixteen, the Agreement shall remain in full force and effect. In the event of a conflict between this Amendment Sixteen and the Agreement, this Amendment Sixteen shall govern.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment Sixteen as of the day and year first above written.

ECHELON COPORATION		AVNET EUROPE COMM.VA

By:		By:
Print Name: Oliver R. Stanfield		Print Name: Peter Bielefeld
Title:	Executive Vice President & Chief Financial Officer	Title:	Chief Finance Officer EM EMEA